EXHIBIT 2.1

AGREEMENT OF PURCHASE AND SALE

by and between

WASHINGTON REAL ESTATE HOLDINGS, LLC,
a Washington limited liability company

(“Purchaser”)

and

ASHFORD SEATTLE DOWNTOWN LP,
a Delaware limited partnership

(“Seller”)

Courtyard Seattle, Seattle, Washington

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i
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ii
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AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between Washington Real Estate Holdings, LLC, a Washington limited liability company (“Purchaser”), and Ashford Seattle Downtown LP, a Delaware limited partnership (“Seller”).
R E C I T A T I O N S:
A.    Seller is the owner of those certain parcels of real property more particularly described on Exhibit A attached hereto and made a part hereof, and the improvements situated thereon operated by Seller as the Courtyard Seattle located at 925 Westlake Avenue North, Seattle, Washington 98109 (the “Hotel”).
B.    Purchaser is desirous of purchasing such hotel property from Seller and Seller is desirous of selling such hotel property to Purchaser, for the purchase price and upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:
ARTICLE I
DEFINITIONS
1.1.    Definitions. The following terms shall have the indicated meanings:
“Additional Deposit” shall mean Three Million Two Hundred Twenty-Five Thousand Dollars ($3,225,000) as deposited with Escrow Agent by Purchaser pursuant to Section 2.3.
“Advance Bookings” shall mean reservations and agreements made or entered into by Seller, Operating Lessee or Manager in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.
“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety, liquor, labor or other governmental laws, statutes, ordinances, resolutions, rules,

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codes, regulations, orders or determinations of any Governmental Authority affecting the Property or the ownership, operation, use, maintenance or condition thereof.
“Approval Standard” shall have the meaning ascribed to such term in Section 6.1 hereof.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit E whereby Seller and Operating Lessee assign and Purchaser assumes all of its or their respective right, title and interest in and to the Operating Agreements, the Management Agreement and the Leased Property Agreements that have not been terminated prior to Closing in accordance herewith.
“Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit F whereby Seller and/or Operating Lessee assigns and Purchaser assumes all of its or their right, title and interest in and to the Occupancy Agreements.
“Authorizations” shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.
“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby Seller and/or Operating Lessee conveys its or their respective right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.
“Broker” shall mean Eastdil Secured.
“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement and shall be deemed to occur on the Closing Date.
“Closing Date” shall mean the date on which the Closing shall occur, which date shall be July 1, 2016 subject to extension as provided in Section 7.1 of this Agreement.
“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.
“Closing Obligations” shall have the meaning ascribed thereto in Section 9.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Deed” shall mean a special warranty deed in substantially the form attached hereto as Exhibit C conveying title to the Real Property from Seller to Purchaser.
“Deposit” shall have the meaning ascribed to such term in Section 2.3 hereof.
“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the definition ascribed to such term in Section 10.20 hereof.

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“Employee Liabilities” means all salaries and wages which the Hotel Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any (i) withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, (ii) bonus or incentive compensation or severance; (iii) accrued vacation days, sick days and personal days; and (iv) any health, welfare and other benefits provided to the Hotel Employees and employer contributions to, and amounts paid or accrued under, employee plans for the benefit of the Employees.
“Employment Agreements” shall mean any written employment agreements between Seller, Operating Lessee or Manager or any Affiliate thereof and Hotel Employees, including any union or collective bargaining agreement covering Hotel Employees.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).
“Escrow Agent” shall mean Chicago Title Insurance Company, 711 Third Avenue, 5th Floor, New York, New York 10017, Attn: Siu Cheung.
“FIRPTA Certificate” shall mean the affidavit of Seller under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.
“Goodwill” shall have the meaning customarily given to such term under GAAP.
“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.
“Hotel” shall have the definition ascribed to such term in the Recitations.
“Hotel Employees” shall mean all employees of Seller, Operating Lessee, Manager or any Affiliate thereof employed at the Property.
“Improvements” shall mean the Hotel and all other buildings, improvements, and other items of real estate located on the Land.
“Initial Deposit” shall mean One Million Dollars ($1,000,000) as deposited with Escrow Agent by Purchaser pursuant to Section 2.3 hereof, plus all interest or other earnings that may accrue thereon.
“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.
“Intangible Personal Property” shall mean, to the extent assignable, Seller’s and/or Operating Lessee’s right, title and interest in and to all intangible personal property owned or possessed by Seller or Operating Lessee and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records (including, but not limited to, promotional

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material, tenant data, guest history information, marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files), hotel specific domains, website and related login information, and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 7.6 hereof, and (5) Advance Bookings, excluding (a) Seller’s or Operating Lessee’s cash on hand, in bank accounts and invested with financial or other institutions, and (b) accounts receivable except for the above described share of the Rooms Ledger.
“Inventory” shall mean all inventories of food and beverage (to the extent permitted by Applicable Laws, alcoholic and non-alcoholic) in opened or unopened cases whether in use or held in reserve storage for future use, all china, glassware, silverware, kitchen and bar small goods, guest supplies, operating supplies, printing, stationary and uniforms, whether in use or held in reserve storage for future use in connection with the operation of a hotel and all in-use or reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to the Hotel.
“Land” shall mean those certain parcels of real estate lying and being in King County, Washington and more particularly described on Exhibit A hereof, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof (except to the extent, if any, that such strips or gores or such streets, highways, roads, alleys or rights-of-way abut or provide access to or benefit other properties owned by Seller), either at law or in equity, in possession or expectancy, now or hereafter acquired.
“Leased Property” shall mean all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement.
“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.
“Management Agreement” shall mean the management agreement between Operating Lessee and Manager for the Management or operation of each Hotel.
“Manager” shall mean Marriott International, Inc. (Courtyard Management Corporation).
“Monetary Encumbrance Release” shall have the meaning ascribed to such term in Section 2.4(e) hereof.
“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Hotel which are comprised of delinquent taxes or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Seller (but not including liens which were not created or expressly assumed by Seller or liens for Leased Property).

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“Occupancy Agreements” shall mean all leases, concession or occupancy agreements in effect with respect to the Real Property and/or Hotel under which any tenants (other than Hotel guests and Operating Lessee) or concessionaires occupy space upon the Real Property.
“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement and the Employment Agreements) related to construction, operation, or maintenance of the Property.
“Operating Lease” shall mean that certain Lease Agreement between Seller and Operating Lessee, as amended.
“Operating Lessee” shall mean Ashford TRS Sapphire III LLC, a Delaware limited liability company.
“Owner’s Title Policy” shall mean an owner’s extended policy of title insurance issued to Purchaser by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the state where the Land is located.
“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4(e) hereof.
“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.
“Property” shall mean collectively the Real Property and Personal Property.
“Purchase Price” shall mean Eighty-four Million Five Hundred Thousand Dollars ($84,500,000) payable in the manner described in Section 2.2 hereof.
“Purchaser Parties” shall have the meaning ascribed to such term in Section 2.4(a) hereof.
“Purchaser’s Objections” shall mean the objections defined as such in Section 2.4(e) hereof.
“Real Property” shall mean the Land and the Improvements with respect to the Hotel.
“Rooms Ledger” shall mean the final night’s room revenue for the Hotel (revenue from rooms occupied as of 6:00 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges charged or incurred as of such time which shall be retained by Seller), including any sales taxes, room taxes or other taxes thereon.

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“Seller’s Response” shall have the meaning ascribed thereto in Section 2.4(e).
“Seller’s Response Period” shall have the meaning ascribed thereto in Section 2.4(e).
“Study Period” shall mean the period commencing on the Effective Date, and continuing through 5:00 p.m. on May 27, 2016. Except as expressly noted herein to the contrary, time periods herein referred to shall mean the time periods as in effect, from time to time, at Seattle, Washington.
“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.
“Survey” shall mean the survey defined as such in Section 2.4(b) hereof.
“Tangible Personal Property” shall mean the items of tangible personal property including, but not limited to, all furniture, fixtures, equipment, machinery, telephone systems, computer hardware and software (to the extent assignable), security systems, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel and owned or leased by Seller or Operating Lessee, including, without limitation, Seller’s or Operating Lessee’s interest as lessee with respect to any such leased Tangible Personal Property.
“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(e) hereof.
“Title Company” shall mean Chicago Title Insurance Company or other title insurance underwriter selected by Seller and reasonably acceptable to Purchaser.
“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.
ARTICLE II

PURCHASE AND SALE; DEPOSIT; PAYMENT OF
PURCHASE PRICE; STUDY PERIOD
2.1.    Purchase and Sale. Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price and in accordance with and subject to the other terms and conditions set forth herein.
2.2.    Payment of Purchase Price. The Purchase Price shall be paid to Seller in the following manner:
(a)    Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount of the Deposit for the Property.
(b)    Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article VII and as set forth below, to Seller (or other party designated by Seller)

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at Closing by making a wire transfer of immediately available federal funds to the account of Seller (or other party designated by Seller). Such wire transfer shall be sent by Purchaser to the Escrow Agent for the account of Seller no later than 10:00 AM, Seattle, Washington time on the Closing Date.
(c)    Seller and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Real Property, the Personal Property and Goodwill (the “Allocation”) prior to Closing.
2.3.    Deposit. Within one (1) business day after the Effective Date, Purchaser shall deliver to Escrow Agent (i) a wire transfer or check in the sum of Fifty Dollars ($50.00) payable to the order of Seller representing the independent consideration for Seller’s execution of this Agreement and agreement to provide Purchaser with the Study Period (which check or the proceeds of which wire transfer shall thereafter be delivered by Escrow Agent to Seller), (ii) a wire transfer or check in the amount of the Initial Deposit, the proceeds of which wire transfer or check Escrow Agent shall deposit and invest in an interest bearing account at a financial institution acceptable to Purchaser or as otherwise agreed to in writing by Seller and Purchaser and (iii) an earnest money promissory note in the original principal amount of the Additional Deposit, in form and substance satisfactory to Seller (the “Earnest Money Note”). On or before the expiration of the Study Period, Purchaser shall deposit with Escrow Agent by wire transfer the Additional Deposit and the Earnest Money Note shall be returned to Purchaser. If Purchaser does not deliver the Additional Deposit to Escrow Agent on or before the expiration of the Study Period, this Agreement shall terminate and the Initial Deposit and the Earnest Money Note shall be delivered to Seller. The Initial Deposit, the obligations evidenced by the Earnest Money Note and the Additional Deposit (when same are deposited by Purchaser with Escrow Agent) are collectively and individually referred to herein as the “Deposit”. Notwithstanding anything in this Agreement to the contrary, the Deposit shall be non-refundable to Purchaser for any reason other than pursuant to Sections 5.2(d), 8.1, 8.2 and 9.1 of this Agreement. Escrow Agent shall hold and invest the Deposit pursuant to the terms, conditions and provisions of this Agreement. All accrued interest on the Deposit shall become part of the Deposit. The Deposit shall be either (a) applied at the Closing against the Purchase Price, (b) returned to Purchaser pursuant hereto, or (c) paid to Seller pursuant hereto.
2.4.    Study Period.
(a)    Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders (collectively, “Purchaser Parties”) shall have the right, until 5:00 p.m., Seattle, Washington time on the last day of the Study Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Study Period that Purchaser has elected to terminate this Agreement, to enter upon the Real Property upon not less than two (2) business days prior notice to Seller, and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate. If such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, then Purchaser shall deliver notice to Seller that Purchaser intends to proceed with this transaction in accordance with

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and subject to the terms of this Agreement. In the event Purchaser terminates this Agreement prior to the expiration of the Study Period or fails to give such notice (which failure shall be deemed an election to terminate this Agreement), this Agreement automatically shall terminate, the Deposit shall be promptly delivered to Seller and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement. Purchaser Parties shall have no discussions, correspondence, or other contact with any Hotel Employees unless coordinated in advance with Seller; provided, however, it is agreed that Seller shall use commercially reasonable efforts to cause Manager to provide Purchaser access to the general manager, the director of sales, the director of engineering and the director of human resources for the Hotel.
(b)    Within five (5) calendar days following the Effective Date, to the extent in Seller’s or Operating Lessee’s possession, Seller shall deliver (unless otherwise provided below) copies (or use commercially reasonable efforts to cause Manager to deliver to the extent not in Seller’s or Operating Lessee’s possession but in Manager’s possession) of the following to Purchaser at Seller’s expense to the extent they relate to the Hotel (items (1) – (18) shall be referred to herein as the “Submission Matters”):
(1)    Copies of all Occupancy Agreements in effect as of the date of this Agreement.
(2)    A copy of the Management Agreement, including all amendments thereto and any relevant side letters.
(3)    Copies of all Authorizations including, without limitation, all certificates of occupancy, zoning and any existing written confirmation of any zoning designations if any, permits, authorizations, approvals, liquor licenses, liquor license applications and licenses issued by Governmental Authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.
(4)    Copies of all Operating Agreements and Leased Property Agreements.
(5)    Copies of all Employment Agreements.
(6)    Financial and operating statements for the Property for the shorter of (x) the previous three (3) calendar years and the year to date, or (y) the period Seller has owned the Property.
(7)    The operating and capital expenditure budget for the Property for the shorter of (x) the current calendar year and for the previous three (3) calendar years, and (y) the period Seller has owned the Property.
(8)    Copies of all Warranties and Guaranties (available at the Property).

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(9)    Copies of any soil tests or other environmental tests, audits or reports related to the Property.
(10)    Copies of any parking, structural, mechanical or other engineering reports related to the Property (available at the Property).
(11)    Copies of Seller’s most recent title insurance policy and survey covering the Real Property (the “Survey”).
(12)    All real estate and personal property tax statements with respect to the Property and notices of appraised value for the Real Property, for the current year to date.
(13)    All records of sales, use, B&O and rooms/occupancy taxes with respect to the Property, and any special assessments with respect to the Property being located in a special taxing district if applicable, for the current year to date.
(14)    All plans and specifications relating to the Property, as well as copies of any environmental reports, topographical, boundary or "as built" surveys, engineering reports, without payment of any additional consideration therefor (if available, they will be made available to Purchaser at the Property and not delivered to Purchaser).
(15)    All notices of violations received from Governmental Authorities in the past 12 months in connection with the Property, which notices relate to violations which have not been cured.
(16)    Advance Bookings (available at the Property).
(17)    All reports provided by Manager to Seller or Operating Lessee pursuant to Section 4.01(A), Section 4.01(B) and Section 4.04 of the Management Agreement for the shorter of (x) the current calendar year and for the previous three (3) calendar years, and (y) the period Seller has owned the Property.
(18)    Such other documents reasonably requested by Purchaser pertaining to the Property or the operations of the Hotel.
In the event Seller fails to make available any of the Submission Matters as provided above or fails to provide any of the items specified in Section 2.4(e) below as provided therein, Purchaser shall give Seller notice thereof so that Seller shall have an opportunity to cure such failure by providing such items. In the event Seller does not provide such Submission Matters or items specified in Section 2.4(e) prior to the expiration of the Study Period, Purchaser’s sole remedy shall be to terminate this Agreement on or before the expiration of the Study Period in which case the entire Deposit shall be delivered to Seller. In the event Purchaser does not so terminate this Agreement prior to the expiration of the Study Period, Purchaser shall be deemed to have waived such failure.
(c)    If for any reason whatsoever Purchaser does not purchase the Property, Purchaser shall promptly deliver to Seller all copies of all the Submission Matters and any other

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materials delivered to Purchaser or Purchaser Parties; provided, however, that Purchaser shall not be obligated to deliver to Seller any materials of a proprietary nature (such as, for the purposes of example only, any financial forecasts or market repositioning plans) prepared for Purchaser or Purchaser Parties in connection with the Property. Seller shall have the option to buy from Purchaser at cost all third-party reports prepared by or for Purchaser or Purchaser Parties with respect to the Property, and Seller acknowledges that any such materials delivered to Seller pursuant to this sentence shall be without warranty or representation whatsoever other than that such materials have been fully paid for and may be delivered to Seller. The provisions of this Section 2.4(c) shall survive the termination of this Agreement.
(d)    Purchaser shall indemnify, hold harmless and defend Seller, Operating Lessee and Manager from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts at or upon the Real Property by Purchaser or Purchaser Parties or any agents, contractors or employees of any of them, INCLUDING ANY SUCH LOSS, DAMAGE OR CLAIM TO WHICH THE NEGLIGENCE OF SELLER, OPERATING LESSEE AND/OR MANAGER MAY HAVE CONTRIBUTED, but excluding any such loss, damage or claim if and to the extent caused by (i) the gross negligence or reckless or willful misconduct of Seller, Operating Lessee and/or Manager or its respective agents, contractors, auditors, engineers, attorneys, employees, consultants and other representatives or (ii) the mere discovery of pre-existing conditions at the Property. Purchaser understands and agrees that any on-site inspections of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after not less than two (2) calendar days prior written notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. Seller, Operating Lessee and/or Manager shall have the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, Purchaser shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed and may be subject to reasonable terms and conditions as may be proposed by Seller. Purchaser shall not permit any liens to attach to the Property by reason of such inspections. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser or Purchaser Parties on or related to the Property. At Seller’s request, Purchaser or Purchaser’s contractors and others performing any tests and studies on the Property on Purchaser’s behalf shall first present to Seller reasonably satisfactory evidence that such party is adequately insured in order to reasonably protect Seller, Operating Lessee and Manager from any loss, liability, or damage arising out of the performance of such tests or studies. Purchaser shall not solicit for employment any Hotel Employees except for employment at the Hotel in accordance with this Agreement if the transaction is consummated. The provisions of this Section 2.4(d) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.
(e)    Seller has ordered from the Title Company for delivery to Purchaser and Seller, a title insurance commitment issued by the Title Company covering the Real Property, binding the Title Company to issue the Owner’s Title Policy together with legible copies (to the extent such

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legible copies are available) of all documents identified in such title insurance commitment as exceptions to title (collectively, the “Title Commitment”), with respect to the state of title to the Property. Within five (5) days following its receipt of the Survey and the Title Commitment, Purchaser shall notify Seller of any matters shown on such Survey or identified in the Title Commitment that Purchaser is unwilling to accept (collectively, “Purchaser’s Objections”). If any of Purchaser’s Objections consist of Monetary Title Encumbrances, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to either (i) pay and discharge, (ii) bond against in a manner legally sufficient to cause to be released, or (iii) indemnify or escrow money with or otherwise cause the Title Company to insure over, such Monetary Title Encumbrances (individually and collectively, a Monetary Encumbrance Release”). For such purposes, Seller may use all or a portion of the Purchase Price to effectuate a Monetary Encumbrance Release with respect to any such Monetary Title Encumbrances at the Closing. Other than as specifically required in this Agreement, Seller shall not be obligated to incur any expenses or incur any liability to cure any Purchaser’s Objections. Seller may notify Purchaser within five (5) days after receipt of notice of Purchaser’s Objections (“Seller’s Response Period”) whether Seller, in its sole discretion, agrees to attempt to cure any of such Purchaser’s Objections (“Seller’s Response”). If Seller agrees in Seller’s Response to attempt to cure any of such Purchaser’s Objections, Seller shall use good faith efforts (without the obligation to expend any money or incur any liability) to cure such Purchaser’s Objections which Seller has agreed to attempt to cure on or before the Closing Date to the reasonable satisfaction of Purchaser. If Seller is unable to cure such Purchaser’s Objections by the Closing Date, Purchaser shall, on the Closing Date, elect (1) to waive such Purchaser’s Objections without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the entire Deposit (less the Initial Deposit, which Initial Deposit shall be delivered to Seller) shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Seller does not provide Seller’s Response to Purchaser within Seller’s Response Period, Seller shall be deemed to have elected not to attempt to cure Purchaser’s Objections. If Seller elects in Seller’s Response not to attempt to cure all or any number of Purchaser’s Objections or if Seller is deemed to have elected not to attempt to cure Purchaser’s Objections pursuant to the preceding sentence, within five (5) days after the expiration of Seller’s Response Period, Purchaser shall elect (1) to waive any Purchaser’s Objections which Seller has elected or is deemed to have elected not to attempt to cure without any abatement in the Purchase Price, or (2) to terminate this Agreement in which case the entire Deposit (less the Initial Deposit, which Initial Deposit shall be delivered to Seller) shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. In the event Purchaser does not provide to Seller notice of Purchaser’s election under the preceding sentence within such five (5) day period, Purchaser shall be deemed to have elected clause (1) of the preceding sentence. Except as otherwise provided herein, Seller shall not, after the date of this Agreement, voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion. All title matters revealed by the Title Commitment and Survey (or any update obtained by Purchaser) which are not objected to by Purchaser as provided above (other than Monetary Title Encumbrances which will be covered by a Monetary Encumbrance Release at Closing), or which

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are waived or deemed waived by Purchaser as provided above, shall all be deemed Permitted Title Exceptions.
ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES
To induce Purchaser to enter into this Agreement and to purchase the Property, and to pay the Purchase Price therefor, Seller, except for and subject to information contained in the Submission Matters delivered to Purchaser prior to May 20, 2016, hereby makes the following representations and warranties:
3.1.    Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of Delaware and subject to the board approval set forth in Section 5.2(d) has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Seller hereunder.
3.2.    Authorization and Execution. Subject to the board approval set forth in Section 5.2(d), this Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Seller has the authority to do so.
3.3.    Non-contravention. Subject to the board approval set forth in Section 5.2(d) and any consent to the assignment of any particular Operating Agreement, Occupancy Agreement or Leased Property Agreement required by the terms thereof or by applicable law and to the payment in full at the Closing of any Monetary Title Encumbrances, to Seller’s knowledge, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.
3.4.    Compliance with Existing Laws. Seller has not received from any Governmental Authority written notice of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied.
3.5.    Management Agreement/Operating Agreements. There are no material management, service, supply, or maintenance contracts in effect with respect to the Property other than the Management Agreement, Operating Agreements or Leased Property Agreements made available to Purchaser as Submission Matters, or those disclosed in the Title Commitment. Seller has made available to Purchaser true and complete copies of the Management Agreement, Operating Agreements and Leased Property Agreements in Seller’s possession. To Seller’s knowledge, all parties to material Operating Agreements or Leased Property Agreements have performed all of their obligations thereunder in all material respects, and are not in default

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thereunder in any material respect. For purposes of this Agreement, an Operating Agreement or Leased Property Agreement shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole or requires Seller’s (or Operating Lessee’s) approval under the Management Agreement. To Seller’s knowledge, the Management Agreement is in full force and effect. Seller has not given or received any written notice of any breach or default under the Management Agreement that remains outstanding, and to Seller’s knowledge, no such breach or default exists.
3.6.    Condemnation Proceedings; Roadways. Seller has received no written notice of any condemnation or eminent domain proceeding pending against the Property or any part thereof.
3.7.    Actions or Proceedings. Seller has received no written notice of any suit or proceeding (and to Seller’s knowledge, no such suit or proceeding has been threatened) in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) would materially and adversely affect the business, results of operations or operation of the Property as presently conducted, or (c) would create a lien on the Property, any part thereof or any interest therein which would not be discharged at Closing.
3.8.    Labor and Employment. None of Seller, Operating Lessee nor, to Seller’s knowledge, Manager, is a party to any written employment agreements with respect to the Property other than the Employment Agreements made available to Purchaser as Submission Matters. No party is in material default under any Employment Agreement. All Hotel Employees are employed by the Manger or its Affiliate.
3.9.    Occupancy Agreements. There are no leases, concessions or occupancy agreements in effect with respect to the Real Property other than the Occupancy Agreements made available to Purchaser as Submission Matters. Seller has made available to Purchaser true and complete copies of the Occupancy Agreements in Seller’s possession. To Seller’s knowledge, all parties to material Occupancy Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. For purposes of this Agreement, an Occupancy Agreement shall be deemed “material” only if it is material to the business or results of operations of the Property taken as a whole.
3.10.    Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).
3.11.    Patriot Act. Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of,

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or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
3.12.    Financial Information; Operating Statements. To Seller’s knowledge, all financial statements, operating statements, and similar documentation provided to Purchaser are true and correct in all material respects.
Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Section 10.12 hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Section 10.12.
The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual current conscious knowledge of David Brooks who is the representative of Seller familiar with the subject matter of the representations and warranties, without any duty of investigation or inquiry.
3.13.    LIMITATION ON SELLER’S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PROPERTY IS SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER, NOR ANY AGENT OR REPRESENTATIVE OF SELLER, HAS MADE, NOR IS SELLER LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, SELLER IS NOT LIABLE FOR OR BOUND BY (AND PURCHASER HAS NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE PROPERTY, OR ANY OTHER INFORMATION RESPECTING THE PROPERTY FURNISHED BY SELLER OR ANY EMPLOYEE, AGENT, CONSULTANT OR OTHER PERSON REPRESENTING OR PURPORTEDLY REPRESENTING SELLER. PURCHASER FURTHER ACKNOWLEDGES, AGREES, AND REPRESENTS THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF

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WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX AND SECTION 10.12 OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, IT SHALL BE PURCHASING THE PROPERTY IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE PROPERTY, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL OF WHICH PURCHASER AND ITS CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE CLOSING AND PURCHASER HEREBY RELEASES SELLER, OPERATING LESSEE AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. PURCHASER ALSO REPRESENTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO ITS SATISFACTION THE VALUE AND THE PROFITABILITY OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.13 SHALL SURVIVE THE CLOSING.
Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “building codes”). The Hotel and other improvements on the Land may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser shall have the opportunity to review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Subject to Purchaser’s rights to terminate pursuant to Section 2.4, Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations and warranties expressly set forth in this Agreement, Purchaser waives any right to excuse or delay performance of its obligations under this Agreement or to assert any claim against Seller (before or after Closing) arising out of any failure of the Property to comply with any such building codes. Seller shall endeavor to provide copies to Purchaser all of the Operating Agreements, Occupancy Agreements, Leased Property Agreements, Employment Agreements, the Authorizations and the Warranties and Guaranties (the “Property Agreements”). Purchaser further acknowledges that Seller is relying on Manager to provide copies of the Property Agreements. Purchaser acknowledges that Purchaser is assuming all Property Agreements whether or not copies of which have been provided to Purchaser, and except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser

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may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), Purchaser hereby waives any claims Purchaser may have for the fact that a particular Property Agreement may not have been provided to Purchaser for its review.
Except with respect to those representations and warranties expressly set forth in this Agreement (a breach of which Purchaser may maintain an action in accordance with and subject to Article IX and Section 10.12 of this Agreement), it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property. Purchaser, for itself and its successors in interest, hereby releases Seller and its Affiliates from, and waives all claims and liability against Seller and its Affiliates for or attributable to, any structural, physical and/or environmental condition at any Property, including without limitation the presence, discovery or removal of any Hazardous Substances or Toxic Substances in, at, about or under such Property, or connected with or arising out of any and all claims or causes of action based upon any Environmental Laws, including, without limitation, CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by SARA Superfund Amendment and Reauthorization Act of 1986 and as may be further amended from time to time) or any related claims or causes of action or any other federal or state based statutory or regulatory or other causes of action for environmental contamination at, in or under any Property. As used in this Section 3.13, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other Environmental Laws.
ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES
To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties, each of which is made to Purchaser’s knowledge:
4.1.    Organization and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority to

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enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder.
4.2.    Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms. The person executing this Agreement on behalf of Purchaser has the authority to do so.
4.3.    Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.
4.4.    Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, or (b) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
4.5.    Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.
The term “to Purchaser’s knowledge” or similar phrase as used in this Article IV, shall mean the then actual current conscious knowledge of Dave Millard without further investigation or inquiry.
ARTICLE V

CONDITIONS PRECEDENT
5.1.    As to Purchaser’s Obligations. Purchaser shall have the remedies and Closing obligations set forth in Section 9.1 hereof, which section contains the sole and exclusive remedies and Closing obligations of Purchaser, if any of the following conditions are not satisfied or waived by Purchaser on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser):

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(f)    Seller’s Deliveries. Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents required of Seller pursuant to Sections 7.2 and 7.4 hereof.
(g)    Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except for untruths or inaccuracies of which Purchaser obtains knowledge prior to the expiration of the Study Period); and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.
(h)    Operating Lease. The Operating Lease between Seller and Operating Lessee shall be terminated without cost or expense to Purchaser.
(i)    Management Agreement. Manager shall have consented to the assignment of the Management Agreement to Purchaser. Purchaser shall have received an estoppel certificate from Manager in the Manager’s standard form or as otherwise agreed by Manager certifying to Purchaser and Purchaser’s lender, if any, that no material defaults exist under the Management Agreement.
(j)    Title Policy. Title Company shall be irrevocably committed to issue the Title Policy to Purchaser.
Each of the conditions contained in this Section are intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.
5.2.    As to Seller’s Obligations. Seller shall have the remedies and Closing obligations set forth in Section 9.2 hereof, which section contains the sole and exclusive remedies and Closing obligations of Seller, if any of the following conditions are not satisfied or waived by Seller on or before the Closing Date (unless the failure to satisfy such condition is caused by the default of Seller or its Affiliates under this Agreement, or is otherwise within the reasonable control of Seller):
(a)    Purchaser’s Deliveries. Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and payments required of Purchaser pursuant to Sections 7.3 and 7.4 hereof.
(b)    Representations, Warranties and Covenants; Obligations of Purchaser. All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Purchaser shall have performed in all material respects all of its covenants and other obligations under this Agreement.
(c)    Management Agreement. At Purchaser’s expense (including, without limitation, any application, transfer, termination or other fees chargeable and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required

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by Manager), Purchaser shall have assumed all obligations of Seller and Operating Lessee, and any of their Affiliates, as applicable, under the Management Agreement and any guarantee thereof for the period from and after Closing, and in any event Seller and Operating Lessee, and their Affiliates shall have been released from all duties, liabilities and obligations under the Management Agreement and any guarantee thereof for the period from and after Closing. Purchaser covenants that it will take such actions as may be required to satisfy the foregoing condition.
(d)    Board Approval. Seller shall have received approval for the transactions contemplated in this Agreement from the board of directors of Ashford Hospitality Prime, Inc. within ten (10) business days of the Effective Date (after such date this condition shall no longer be applicable and, for avoidance of doubt, if Seller terminates this Agreement pursuant to this Section 5.2(d), Purchaser’s entire Deposit shall be returned to Purchaser).
Each of the conditions contained in this Section are intended for the benefit of Seller and may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.
ARTICLE VI

COVENANTS OF SELLER AND PURCHASER
6.1.    Operating Agreements/Occupancy Agreements/Leased Property Agreements. From and after the Effective Date, subject to the terms of the Management Agreement, Seller and Operating Lessee shall not enter into any new Operating Agreements, Occupancy Agreements or Leased Property Agreements or any modifications to any such agreements except as required by the terms thereof, unless (a) any such agreement or modification will not bind Purchaser or the Property after the date of Closing or is subject to termination on not more than thirty (30) days’ notice without penalty, or (b) Seller has obtained Purchaser’s prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed and shall be deemed given if, within five (5) business days following Purchaser’s receipt of Seller’s or Operating Lessee’s request, Purchaser fails to provide Seller with a reasonably detailed written description of the reason Purchaser withholds its consent and, if applicable, a statement of those changes, which, if made, would cause Purchaser to grant its consent (the “Approval Standard”). After the expiration of the Study Period, subject to the terms of the Management Agreement, Seller and Operating Lessee shall not enter into any new Operating Agreements, Occupancy Agreements or Leased Property Agreements or any modifications to any such agreements except as required by the terms thereof, unless Purchaser has approved same, such approval to be subject to the Approval Standard. Seller, at no cost to Seller, shall take reasonable efforts to assist Purchaser in obtaining any required consents to the assignment to Purchaser of the Operating Agreements or Leased Property Agreements; provided, however, Purchaser shall pay all fees, charges and expenses relating to such consents. Seller may cancel any Operating Agreement, Occupancy Agreement or Leased Property Agreement at any time prior to the Closing with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard; provided, however, if Seller elects to cancel any such agreement, Seller shall pay any termination fee associated with such termination, and shall give Purchaser notice of such termination. If there are any Operating Agreements that Purchaser does not desire to assume at Closing, Purchaser shall notify Seller in

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writing prior to the expiration of the Study Period as to which Operating Agreements Purchaser does not want to assume and, assuming same may be terminated without cost, expense or liability to Seller, Seller will provide notice to the vendor(s) terminating such Operating Agreement(s), otherwise, Purchaser shall be obligated to assume such Operating Agreement(s).
6.2.    Warranties and Guaranties. Seller and Operating Lessee shall not before or after Closing release or modify any Warranties and Guaranties, if any, except with the prior written consent of Purchaser, which consent shall be subject to the Approval Standard.
6.3.    Insurance. Seller or Operating Lessee shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of Seller’s or Operating Lessee’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
6.4.    Operation of Property Prior to Closing. Seller covenants and agrees with Purchaser that, to the extent it is legally entitled to do so, between the date of this Agreement and the date of Closing:
(a)    Subject to the restrictions contained herein, as well as seasonal differences and events or conditions beyond Seller’s and Operating Lessee’s reasonable control, Seller shall cause Operating Lessee to operate the Property in substantially the same manner in which it operated the Property prior to the execution of this Agreement; provided, however, nothing in this Agreement shall be construed to require Seller or Operating Lessee to comply with Manager’s property improvement plan or product improvement plan (final or proposed).
(b)    Seller shall pay and cause Operating Lessee to pay (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property or the operation of the Hotel.
(c)    Subject to seasonal differences, market conditions and events or conditions beyond Seller’s and Operating Lessee’s reasonable control, Seller shall cause Operating Lessee to continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller’s Operating Lessee for such purposes in the ordinary course of business consistent with past practices. Seller acknowledges that the Purchase Price includes the transfer of Advance Bookings and any payments and/or deposits made pursuant to such Advance Bookings.
(d)    Seller shall promptly advise Purchaser of any litigation, arbitration or administrative hearing concerning the Property of which Seller obtains actual knowledge.
(e)    Seller shall refrain and cause Operating Lessee to refrain from removing or causing or permitting to be removed any material part or portion of the Real Property or the Tangible Personal Property owned by Seller or Operating Lessee other than in the normal course of business without the prior written consent of Purchaser, which consent shall be subject to the Approval

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Standard, unless the same is no longer needed or useful or the same is replaced, prior to Closing, with similar items of at least equal or better suitability, quality and value, free and clear of any liens or security interests.
6.5.    Operating Lessee Property and Obligations. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (a) prior to the Effective Date, Seller entered into the Operating Lease with Operating Lessee, (b) Operating Lessee, rather than (or in addition to) Seller may have rights, title and interests in and to some of the Property (the “Operating Lessee Owned Property”) and (c) Operating Lessee is signing this Agreement solely for the purpose of agreeing to transfer all of its right, title and interest in and to such Operating Lessee Owned Property to Purchaser at the Closing and to comply with the Seller’s covenants under this Agreement as if Seller and Operating Lessee are the same party.
6.6.    Intentionally Deleted.
6.7.    Employee Claims.
(a)    Purchaser shall hold harmless, indemnify and defend Seller, Operating Lessee and Manager and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller or Operating Lessee or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances occurring on or after the Closing Date.
(b)    Seller shall hold harmless, indemnify and defend Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser or any Affiliate thereof with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of or related to any act, failure to act, any transaction or any facts or circumstances occurring prior to the Closing Date.
(c)    The provisions of this Section 6.7 shall survive the Closing.
ARTICLE VII

CLOSING
7.1.    Closing. The Closing shall occur on the Closing Date. Seller shall have the right to extend the Closing to August 1, 2016 in order to defease its loan secured by the Property. Purchaser shall have the right to extend the Closing to August 1, 2016 to obtain any required consents by Manager, but only as long as Purchaser shall have been using commercially reasonable diligent efforts to obtain any required consents of Manager. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Escrow Agent to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same

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to Escrow Agent, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Escrow Agent, or at such other place as Purchaser and Seller may mutually agree. At the Closing, Purchaser shall deliver the balance of the Purchase Price to Escrow Agent as provided herein. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Property shall be delivered to Purchaser at the Closing, subject to Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.
7.2.    Seller’s Deliveries. At the Closing, Seller shall deliver or shall cause Operating Lessee or Manager to deliver, as applicable, to Escrow Agent all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller and/or Operating Lessee, as applicable, and shall be dated to be effective as of the Closing Date:
(a)    The Deed.
(b)    The Bill of Sale.
(c)    The Assignment and Assumption Agreement.
(d)    The Assignment of Occupancy Agreements.
(e)    The FIRPTA Certificate.
(f)    Any other document or instrument specifically required by this Agreement to be delivered by Seller on or before the Closing Date.
(g)    Evidence of termination of the Operating Lease.
(h)    The Real Estate Excise Tax Affidavit.
(i)    Such agreements, affidavits or other documents in customary form as may be reasonably required by the Title Company from the Seller to issue the Title Policy.
7.3.    Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser, and dated as of the Closing Date:
(f)    The Assignment and Assumption Agreement.
(g)    The Assignment of Occupancy Agreements.
(h)    Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.

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(i)    At the Closing, Purchaser shall deliver to Escrow Agent the portion of the Purchase Price described in Section 2.2 hereof.
(j)    The Real Estate Excise Tax Affidavit.
7.4.    Mutual Deliveries. At the Closing, Purchaser and Seller (or Operating Lessee, as applicable) shall mutually execute and deliver or cause to be delivered:
(a)    A closing statement reflecting the Purchase Price and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby.
(b)    Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company or Manager which are not inconsistent with this Agreement or the other Closing Documents.
To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.
7.5.    Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 1 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 1. To the extent releases or corrective instruments are required to be delivered by Seller pursuant to the terms of this Agreement, Seller shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.
7.6.    Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller (including Operating Lessee) and Purchaser as provided herein. Pursuant to such allocation, Seller (including Operating Lessee) shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Such allocations and adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash

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amount payable by Purchaser pursuant to Section 2.2 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:
(d)    Current rents (excluding rent under the Operating Lease).
(e)    Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).
(f)    Revenue and expenses under the Operating Agreements, Management Agreement (including fees and payments due Manager including, without limitation, any accrued but unpaid incentive fee due to Manager for calendar year 2016) and Leased Property Agreements to be assigned to and assumed by Purchaser. Seller and Purchaser agree that expenses under Operating Agreements which constitute ongoing construction, capital improvement and other similar work shall be allocated to Seller as to work completed prior to the Closing Date (and applicable retainage related thereto), and shall be allocated to Purchaser as to work completed from and after the Closing Date (and applicable retainage related thereto). As between Purchaser and Seller, Purchaser shall be responsible for payment, either directly or to the Manager, of all Employee Liabilities that are due and payable and accrued from and after the Closing Date with respect to Hotel Employees, but Purchaser shall receive a proration credit in an amount equal to all Employee Liabilities accrued (or otherwise owed) but unpaid through the Closing Date (“Benefits Credit”); provided, however, that the Benefits Credit shall not include any amounts for sick or other accrued leave that is available only on a “use it or lose it” basis (that is, for which Hotel Employees are not entitled to a cash payment in lieu of taking such leave). The covenants and agreements contained in this Section 7.6(c) are not intended and shall not confer any benefit or right on any Person other than Seller and Purchaser. Except as expressly provided herein, as between Seller and Purchaser, Seller shall remain responsible for any other Employee Liabilities earned or accrued prior to the Closing Date, including amounts due former Hotel Employees, not included within the Benefits Credit.
(g)    Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).
(h)    Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been completed, and which shall be assumed by Purchaser at Closing and paid by Purchaser where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Seller shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Purchaser shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.
(i)    License and permit fees, where transferable.

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(j)    All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.
(k)    The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between Seller [including Operating Lessee] and Purchaser).
(l)    Purchaser shall receive a credit for all vouchers and gift certificates outstanding as of the Closing Date.
(m)    Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.
Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. Purchaser shall receive a credit against the Purchase Price for the total of (i) prepaid rents, (ii) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits and (iii) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller or Operating Lessee under Occupancy Agreements. At Closing, Seller or Operating Lessee shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller or Operating Lessee, at face value, in addition to the Purchase Price: (i) all cash balances in house banks and cash funds remaining at the Hotel, and the outstanding balance of any funds in reserve accounts that are not returned to Seller at Closing (except as provided below); and (ii) the so-called “guest ledger” as mutually approved by Purchaser and Seller or Operating Lessee for the Hotel of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (i) for cash, an amount equal to the total of all cash funds or reserve balances transferred to Purchaser or for the benefit of the Hotel following Closing; and (ii) for the guest ledger, the total of all credit card or other accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Purchaser’s one-half (1/2) share of the Rooms Ledger. The purchase price of said petty cash fund and guest ledger shall be paid to Seller and Operating Lessee at Closing by a credit to Seller in the computation of the adjustments and prorations on the Closing Date. Notwithstanding the foregoing, the Purchase Price shall be inclusive of all funds in the Reserve on the Closing Date (as defined in Section 5.02.A of the Management Agreement) and Purchaser shall have no obligation to pay for such funds.
Seller and Operating Lessee shall be required to pay or cause to be paid all retail sales and B&O taxes (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy, rooms taxes and liquor taxes and like impositions on Hotel operations up to but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Seller (and Operating Lessee) and Purchaser.
If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties

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shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or Operating Lessee or by Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If Seller and Purchaser are unable to agree on the closing statement allocations on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by Seller and Purchaser. With respect to any closing statement amounts or issues that are not agreed upon at Closing, Seller and Purchaser shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within one hundred twenty (120) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant with a hospitality practice reasonably acceptable to Seller and Purchaser, for final resolution, and Seller and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Seller. The provisions of this Section 7.6 shall survive the Closing.
7.7.    Safe Deposit Boxes. On the Closing Date, Seller shall cause Operating Lessee to cause Manager to make available to Purchaser at the Hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at the Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in the Hotel. From and after the Closing, Seller, Operating Lessee and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify Seller, Operating Lessee, Manager and any Affiliate thereof and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller shall indemnify and hold Purchaser harmless from any other liability, claim, cost or expense (including reasonable attorney’s fees) with respect to such safety deposit box arising prior to the Closing Date. The provisions of this Section 7.7 shall survive the Closing.
7.8.    Inventory of Baggage. The representatives of Seller, Operating Lessee and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify and hold Seller, Operating Lessee, Manager and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. Seller hereby agrees to indemnify and hold Purchaser harmless from any other liability or claims with respect to such inventory of

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baggage arising prior to the Closing Date. The provisions of this Section 7.8 shall survive the Closing.
7.9.    Acquisition and Payment for Inventory. Seller acknowledges and agrees that the Purchase Price shall include all the Inventory at the Property.
7.10.    Assumption. At Closing, Purchaser shall assume all (i) obligations which Purchaser expressly assumes under this Agreement, including the Management Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the Closing Date and for which Purchaser receives a credit to the Purchase Price on the closing statement or pursuant to any post-closing adjustments. The provisions of this Section 7.10 shall survive the Closing.
7.11.    No Assumption of Seller Debts. Except as provided expressly herein, the parties acknowledge that the purchase and sale of the Property involves only the purchase and sale of the Property, and the parties intend that Purchaser not be deemed a successor of Seller with respect to any debts, liabilities and obligations of Seller to any third parties other than with respect to those debts, liabilities and obligations of Seller expressly assumed hereunder by Purchaser. Accordingly, Seller shall, other than with respect to the environmental or physical condition of the Property, (a) pay and/or perform all such debts, liabilities and obligations not so expressly assumed, including, but not limited to, all taxes levied or assessed with respect to the period of Seller’s ownership of the Property, regardless of when levied or assessed (i.e., even if assessed subsequent to Closing) and regardless of against whom they shall be levied or assessed (i.e., if assessed against Purchaser, Seller shall nonetheless pay the same), and including any accounts payable of Seller relating to its period of ownership of the Property which are not assumed by Purchaser, and (b) indemnify, defend and hold Purchaser harmless of and from any and all loss, cost, damage, liability and expense, including, but not limited to, attorneys’ fees and costs, incurred by Purchaser caused by Seller’s breach of its obligations during the period of Seller’s ownership of the Property that are not assumed by Purchaser pursuant to the terms of this Agreement. Purchaser shall indemnify, defend and hold Seller harmless of and from any and all loss, cost, damage, liability and expense, including, but not limited to, attorneys’ fees and costs, incurred by Seller which arise and accrue and are attributable to the Property from and after Closing. The provisions of this Section 7.11 shall survive Closing.
ARTICLE VIII

GENERAL PROVISIONS
8.1.    Fire or Other Casualty. Seller agrees to give Purchaser prompt notice of any fire or other casualty to the Property costing more than Twenty-Five Thousand Dollars ($25,000) to repair and occurring between the Effective Date and the Closing Date of which Seller has knowledge. If, prior to Closing, the Property is damaged by fire or other casualty which is fully insured (without regard to deductibles) and would cost not more than Five Hundred Thousand Dollars ($500,000) and require less than 180 days to repair, then neither party shall have the right to terminate its

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obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, to the extent such proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the Purchase Price. If any such damage due to fire or other casualty is insured and would cost in excess of Five Hundred Thousand Dollars ($500,000) or require more than 180 days to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty referred to in this Section 8.1, or on the Closing Date, whichever is earlier, in which case the entire Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement. Should Purchaser elect to proceed to Closing notwithstanding the amount of the insured loss or the time required for repairs, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Purchaser the insurance proceeds and grant to Purchaser a credit against the Purchase Price equal to the amount of the applicable deductible. If, prior to Closing, any Property is damaged by fire or other casualty which is uninsured and would cost more than Five Hundred Thousand Dollars ($500,000) to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to the Seller within ten (10) days after Seller has given Purchaser the notice of damage or casualty or on the Closing Date, whichever is earlier, in which case the entire Deposit shall be promptly returned to Purchaser and the parties hereto shall be released of all further obligations hereunder, except those which expressly survive a termination of this Agreement. Notwithstanding the preceding sentence, if the estimated amount to repair such uninsured casualty is not more than Five Hundred Thousand Dollars ($500,000) but more than One Hundred Thousand Dollars ($100,000), Seller, at its option, may elect to provide Purchaser with a credit to the Purchase Price at Closing for the estimated amount to repair such casualty, such estimate to be subject to Purchaser’s approval in its commercially reasonable judgment, in which event Purchaser shall proceed to Closing and the Purchase Price shall be reduced by the estimated amount to repair such casualty. If Purchaser does not elect to terminate its obligations under this Agreement with respect to an uninsured casualty as aforesaid, or if any uninsured fire or casualty would cost not more than One Hundred Thousand Dollars ($100,000) to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair such casualty, not to exceed One Hundred Thousand Dollars ($100,000).
8.2.    Condemnation. After the Effective Date, Seller agrees to give Purchaser prompt notice of any notice it receives of any taking or threat of taking by condemnation of any part of or rights appurtenant to the Real Property. If such taking will materially interfere with the operation or use of the Hotel which constitutes a part of such Real Property, the Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice to Seller within ten (10) days after Seller has given Purchaser the notice of taking referred to in this Section 8.2, or on the Closing Date, whichever is earlier. For purposes of this Section 8.2, a taking will materially

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interfere with the operation or use of the Hotel if it leaves remaining a balance of the Real Property in a condition which may not reasonably be anticipated to be economically operated for the purposes and in the manner in which the Real Property was operated prior to such taking. If Purchaser exercises its option to terminate its obligations to purchase the Property pursuant to this Section 8.2, the entire Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement. If Purchaser does not so elect to terminate its obligations to purchase the Property, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Operating Lessee or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Operating Lessee or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. If, prior to the Closing, there shall occur a taking by condemnation of any part of or rights appurtenant to the Property that does not materially interfere with the operation or use of the Hotel which constitutes a part of the Property, Purchaser shall not have the right to terminate its obligations to purchase the Property under this Agreement by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award or payments in lieu of condemnation which may be payable to Seller on account of any such condemnation or threat thereof and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Purchaser the amount, if any, of condemnation proceeds or payments in lieu of condemnation received by Seller between the Effective Date and Closing less (i) any amounts reasonably expended by Seller or Operating Lessee or Manager in collecting such sums, (ii) any amounts reasonably used by Seller or Operating Lessee or Manager to repair the Property as a result of such condemnation, and (iii) any amounts which are reasonably allocated to lost earnings or other damages or losses (other than unrepaired property damages) reasonably allocated or attributed to the period of time prior to Closing. Provided Purchaser has not exercised its right to terminate this Agreement pursuant to this Section 8.2, Seller shall notify Purchaser in advance regarding any proceeding or negotiation with respect to the condemnation and Purchaser shall have a reasonable right, at its own cost and expense, to appear and participate in any such proceeding or negotiation. For purposes of Sections 8.1 and 8.2 of this Agreement, estimates of costs and time required for restoration or repair shall be made by an architect or engineer, as appropriate, designated by Seller and reasonably acceptable to Purchaser.
8.3.    Broker. The parties acknowledge that Broker has been the procuring cause of this Agreement. It shall be the obligation of Seller to pay Broker its commission, when, as and if, and only if, the transaction contemplated hereby actually closes, in accordance with a separate agreement between the Broker and Seller. There is no other real estate broker involved in this transaction. Purchaser warrants and represents to Seller that Purchaser has not dealt with any other real estate broker in connection with this transaction, nor has Purchaser been introduced to the

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Property or to Seller by any other real estate broker, and Purchaser shall indemnify Seller and hold Seller harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Seller or to the Property. In like manner, Seller warrants and represents to Purchaser that Seller has not dealt with any other real estate broker in connection with this transaction, nor has Seller been introduced to Purchaser by any other real estate broker, and Seller shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Seller in connection with this transaction. The provisions of this Section 8.3 shall survive the Closing and any termination of this Agreement.
8.4.    Bulk Sale and Tax Clearance Certificates. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement, nor shall any sale and occupancy or similar tax clearance certificates shall be obtained in connection with the Closing, and in both cases, Seller and Purchaser agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale or other requirements or provided for in such tax clearance certificates.
8.5.    Confidentiality. Except as hereinafter provided, Purchaser and Seller and their Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and neither Purchaser nor Seller shall make any public announcements hereof unless and until the Closing occurs unless the other first reasonably approves of same in writing, nor shall either disclose unless and until the Closing occurs the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.5 if, not otherwise in violation of this Section 8.5, such information or documents, (i) were or become(s) generally available to the public, or (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates or Manager. Upon full execution of this Agreement and if the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably agreed to by the other party; provided, that if the parties fail to agree on the contents of a joint press release or separate press releases, each party may nevertheless make its own individual press release, provided the other party shall be given a reasonable opportunity to make,

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on the date of such individual press release, its own individual press release, and copies of each such individual press release shall be delivered to the other party prior to being made and any description of the other party included therein or any of the constituent members or partners thereof shall be subject to the approval of such other party prior to the release thereof. The terms of this Section 8.5 shall supersede any prior confidentiality agreements executed by Seller, Purchaser, or any of their respective Affiliates, parents, or subsidiaries, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.5 relating to press releases shall survive the Closing and all the provisions of this Section 8.5 shall survive a termination of this Agreement for a period of two (2) years after such termination; provided, however, that any liabilities or obligations of either Seller, Purchaser or any of their respective Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Effective Date shall survive such confidentiality agreements being superceded hereby.
If either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.
Seller and Purchaser stipulate that the breach of the provisions of this Section 8.5 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.5 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.5, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.5 by the other party or its Affiliates or Representatives, the non-breaching party will be entitled to recover (in addition to any damages or other relief granted) its reasonable legal fees and other expenses in connection with such litigation.
Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011‑4T(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and

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all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.
8.6.    Liquor License. If, Purchaser having used commercially reasonable good faith efforts, upon Closing, the existing liquor license for the Hotel has not been transferred to Purchaser or Purchaser’s nominee or a new liquor license or a temporary liquor license has not been issued to Purchaser or Purchaser’s nominee, then, subject to Applicable Laws, Seller shall use good faith efforts (not to include by Seller the expenditure of any money or guaranty of any obligation) to cause the holder of the existing liquor license (the “Existing Permittee”) to enter into an interim liquor agreement (an “Interim Liquor Agreement”) or any other such license agreements, management agreements and/or other interim agreements, with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as an Affiliate or designee of Purchaser (the “New Permittee”) obtains permits, which may be temporary permits (the “New Liquor Permits”) relating to the sale and on-premises consumption of liquor and other alcoholic beverages to replace the existing liquor license; provided, however, that (i) Purchaser shall indemnify, defend and hold Seller and Existing Permittee harmless from any liability, damages, costs, expenses or claims encountered in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance (in amounts and with deductibles as previously maintained by Seller) naming Purchaser and Seller and Existing Permittee as insureds thereunder, and (ii) the obligation of Seller to cooperate and keep open the liquor facilities of the Hotel shall terminate one hundred eighty (180) days after the Closing Date, or earlier, if Purchaser obtains the New Liquor Permits at an earlier date. At such time after Closing as the New Liquor Permits are obtained, Existing Permittee or Seller, as applicable, will convey, at no additional cost, all alcoholic beverages to New Permittee by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of all Applicable Laws. Seller agrees to use good faith efforts to cause Existing Permittee to promptly agree in writing after the Effective Date on the form of and to deliver the Interim Liquor Agreement at Closing (if needed). This Section 8.6 shall survive the Closing.
8.7.    Seller’s Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell or cause to be sold to Purchaser, and Purchaser is not hereby agreeing to purchase any of Seller’s or Operating Lessee’s accounts receivable other than with respect to amounts paid pursuant to Section 7.6 hereof for the “guest ledger”. All of Seller’s and Operating Lessee’s accounts receivable shall be and remain the property of Seller and Operating Lessee subsequent to the Closing of the transaction contemplated hereby. If Purchaser actually collects any such amounts it shall pay the monies collected in respect thereof to Seller and Operating Lessee at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Purchaser shall use good faith efforts to collect or to cause Manager to collect Seller’s and Operating Lessee’s accounts receivable, but shall not be required to take any legal proceeding or action to effect collection on behalf of Seller or Operating Lessee. The provisions of this Section 8.7 shall survive the Closing.

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8.8.    Management Agreement. Purchaser shall use commercially reasonable good faith efforts to obtain, during the Study Period, the consent of Manager to the assumption of the Management Agreement by Purchaser. At Closing, Purchaser shall, without liability or expense to Seller, assume the obligations of Seller and Operating Lessee, and any of their Affiliates, as applicable, under the Management Agreement, or any guarantee thereof with respect to the period from and after the Closing Date. In any such event, Purchaser shall cause Manager to release Seller and Operating Lessee, and any of their Affiliates, as applicable, from all liability for obligations under the Management Agreement or any guarantee thereof, accruing from and after the Closing Date. Purchaser agrees to indemnify, and hold Seller and Operating Lessee, and their Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Seller or Operating Lessee, or any of their Affiliates arising out of, by reason of, or in connection with any obligation of, or default by, Purchaser under the Management Agreement which occurs, accrues or arises on or after the Closing Date. Other than with respect to the physical and/or environmental condition of the Property, Seller agrees to indemnify, and hold Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser arising out of, by reason of, or in connection with any obligation of, or default by, Seller or Operating Lessee under the Management Agreement which occurs, accrues or arises prior to the Closing Date. The provisions of this Section 8.8 shall survive Closing.

ARTICLE IX

DEFAULT; TERMINATION RIGHTS
9.1.    Default by Seller/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Purchaser cannot or will not be satisfied prior to Closing (unless the failure to satisfy such condition is caused by the default of Purchaser or its Affiliates under this Agreement, or is otherwise within the reasonable control of Purchaser or its Affiliates), and, if curable, if Seller fails to cure any such matter or satisfy such condition within five (5) calendar days after written notice thereof from Purchaser (or such other time period as may be explicitly provided for herein), (which five (5) calendar day or other such time periods shall, if necessary, automatically extend the Closing Date to the expiration date of such five (5) calendar day or other such time period), or upon the occurrence of any other event that would entitle Purchaser to terminate this Agreement and its obligations hereunder, unless otherwise provided for in this Agreement, Purchaser, as its sole and exclusive remedy shall elect either (a) to terminate this Agreement, in which event (i) the entire Deposit shall be promptly returned to Purchaser and Purchaser shall retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, (ii) if the condition which has not been satisfied represents a material intentional breach by Seller of its obligations hereunder, then Seller shall be obligated upon demand to reimburse Purchaser for Purchaser’s actual out-of-pocket inspection, financing and other costs related to Purchaser’s entering into this Agreement, inspecting the Property and preparing for a Closing of the transaction contemplated hereby, including, without limitation, Purchaser’s

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attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and in connection with Purchaser’s due diligence review, audits and preparation for a Closing, such reimbursement not to exceed $100,000, and (iii) all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately; or (b) to waive such matter or condition and proceed to Closing with no reduction in the Purchase Price. Notwithstanding the preceding sentence, if, at the Closing, Seller fails to comply in any material respect with any of its obligations contained in Section 7.2 or 7.4 (the “Closing Obligations”), Purchaser shall have, in addition to Purchaser’s remedies contained in the preceding sentence, the option to waive all other actions, rights, or claims for damages for the failure to perform such Closing Obligations (other than costs and expenses incurred in enforcing this Agreement and its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement or Closing), and to bring an equitable action to enforce the Closing Obligations; provided, (i) Purchaser shall provide written notice of Purchaser’s intention to enforce the Closing Obligations by specific performance and Seller shall not have cured performance of the Closing Obligations within five (5) calendar days following delivery of such notice, and (ii) Purchaser’s suit for specific performance shall be filed against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the Closing Date, failing which, Purchaser shall be barred from enforcing this Agreement by specific performance and shall be deemed to have elected to terminate this Agreement as provided herein.
9.2.    Default by Purchaser/Failure of Conditions Precedent. If any condition set forth herein for the benefit of Seller (other than a default by Purchaser) cannot or will not be satisfied prior to Closing, and if Purchaser fails to satisfy that condition within ten (10) business days after notice thereof from Seller, unless otherwise provided for in this Agreement, Seller, as its sole and exclusive remedy, shall elect either (a) to terminate this Agreement in which event the Deposit shall be promptly delivered to Seller and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement, or (b) to waive its right to terminate, and instead, to proceed to Closing. If Purchaser defaults in performing any of its obligations under this Agreement, and Purchaser fails to cure any such default within the earlier of (i) the Closing, or (ii) ten (10) business days after notice thereof from Seller, then Seller’s sole remedy for such default shall be to terminate this Agreement and receive the Deposit and to retain its right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement; provided, however, that Purchaser shall not be entitled to any notice and right to cure in the event it wrongfully fails to proceed to Closing as required by this Agreement. Seller and Purchaser agree that, in the event of such a default, the damages that Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, Seller and Purchaser agree that, Seller shall receive the Deposit and retain the right to enforce the indemnities and other provisions of this Agreement which expressly survive a termination of this Agreement, as full and complete liquidated damages and as Seller’s sole remedy. The provisions of this Section 9.2 shall survive the termination of this Agreement.
9.3.    Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the substantially prevailing party in such litigation shall be entitled to recover its costs of prosecuting

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and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.
9.4.    Limitation of Liability. The liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages. The provisions of this Section 9.4 shall survive the termination of this Agreement. The provisions of this Section 9.4 shall not limit or affect the rights of Seller to receive the Deposit as liquidated damages as and when provided in this Agreement.
ARTICLE X

MISCELLANEOUS PROVISIONS
10.1.    Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
10.2.    Assignments. Other than to an Affiliate of Purchaser or to an entity in which the Washington State Investment Board (“WSIB”) is a direct or indirect beneficial owner and retains a direct or indirect beneficial interest of not less than fifty percent (50%) in such entity, Purchaser may not assign its rights hereunder without the prior consent of Seller. To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller no later than five (5) days prior to the Closing Date.
10.3.    Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.
10.4.    Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
10.5.    Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state in which the Property is located without regard to its principles of conflicts of law.
10.6.    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively

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constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.
10.7.    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
10.8.    Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.
10.9.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission or electronic mail, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, etc., or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.
If to Seller:    Ashford Seattle Downtown LP
c/o Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn.: Chris Peckham and David Brooks
Facsimile: (972) 490-9605

and:    Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attn: Cynthia B. Nelson
Facsimile: (214) 999-3884

If to Purchaser:    Washington Real Estate Holdings, LLC
10866 Wilshire Blvd., Suite 802
Los Angeles, California 90024
Attn: Dave Millard
Facsimile: (310) 234-6721
Email: dmillard@waholdings.com

With a copy to:    Washington Real Estate Holdings, LLC
600 University Street, Suite 2820

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Seattle, Washington 98101
Attn: Craig Wrench
Facsimile: (206) 613-5301
Email: cwrench@waholdings.com

With a copy to:    Foster Pepper PLLC
1111 Third Avenue, Suite 3000
Seattle, Washington 98101
Attention: Gary Fluhrer / Laura Karassik
Facsimile: (206) 749-2127
Email: gary.fluhrer@foster.com; laura.karassik@foster.com

If to Escrow Agent:    Chicago Title Insurance Company
711 Third Avenue, 5th Floor
New York, New York 10017
Attn: Siu Cheung
Email: cheungs@ctt.com

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Escrow Agent in a manner described in this Section.
10.10.    Escrow Agent. Escrow Agent referred to in the definition thereof contained in Section 1.1 hereof has agreed to act as such for the convenience of the parties without fee or other charges for such services as Escrow Agent. Escrow Agent shall not be liable: (a) to any of the parties for any act or omission to act except for its own willful misconduct; (b) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution; (d) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by Escrow Agent, has instructed Escrow Agent to comply with said time limit; (e) for the default, error, action or omission of either party to the escrow. Escrow Agent, in its capacity as escrow agent, shall be entitled to rely on any document or paper received by it, believed by such Escrow Agent, in good faith, to be bona fide and genuine. In the event of any dispute as to the disposition of the Deposit or any other monies held in escrow, or of any documents held in escrow, Escrow Agent may continue to hold the Deposit pursuant to the terms hereof, or if Escrow Agent so elects, interplead the matter at the joint and several cost of Purchaser and Seller by filing an interpleader action in a court of general jurisdiction in the county or circuit where the Real Property is located (to the jurisdiction of which both parties do hereby consent), and pay into the registry of the court the Deposit, or deposit any such documents with respect to which there is a dispute in the Registry of such court, whereupon such Escrow Agent shall be relieved and released from any further liability as Escrow Agent hereunder. Escrow Agent shall not be liable for Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment and decree of any

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court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed. Purchaser and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of the escrow arrangement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.
10.11.    Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.
10.12.    Survival. Except to the extent (i) that Seller gives Purchaser written notice prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, or (ii) Purchaser otherwise obtains actual knowledge prior to Closing of the untruth or inaccuracy of any representation or warranty contained herein, and Purchaser nevertheless elects to close this transaction, the representations and warranties made herein shall survive the Closing through but not beyond the Limitation Date (as hereinafter defined) after which such representations and warranties shall merge into the Closing Documents, provided that the aforesaid limitation shall not apply to the prosecution of any claim made and action commenced in accordance with clauses (a) and (b) below on or prior to the Limitation Date. Seller and Purchaser hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought for the untruth or inaccuracy of any representation or warranty in this Agreement (a “Misrepresentation Claim”) shall be forever barred unless, no later than nine (9) months following the Closing Date (the “Limitation Date”), the party claiming such Misrepresentation Claim (a) delivers to the other a written notice of the Misrepresentation Claim setting forth the basis for such Misrepresentation Claim, and (b) files a complaint or petition against the other party alleging such Misrepresentation Claim in an appropriate Federal district or state court and serves the same upon the party upon whom the claim is made. Notwithstanding anything to the contrary contained in this Agreement, any Misrepresentation Claim that Purchaser may have at any time against Seller will not be valid or effective, and Seller shall have no liability with respect thereto, unless the aggregate of all valid Misrepresentation Claims exceed Fifty Thousand Dollars ($50,000) (and if such claims exceed such amount, Purchaser shall be entitled to the full amount of such claims (i.e., from $1.00), but subject to the cap below). Seller’s liability for damages resulting from valid Misrepresentation Claims shall in no event exceed two percent (2%) of the Purchase Price in the aggregate. In no event shall the foregoing cap apply to any indemnities of Seller in favor of Purchaser which survive Closing.
10.13.    Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.13 shall not increase the liability of the complying party.

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10.14.    No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
10.15.    Time of Essence. Time is of the essence with respect to every provision hereof.
10.16.    Signatory Exculpation. The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.
10.17.    Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:
(a)    Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.
(b)    All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
(c)    The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
(d)    Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
10.18.    No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.
10.19.    Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.
10.20.    Effective Date. This Agreement shall be terminable by either Seller or Purchaser prior to the Effective Date. The “Effective Date” shall mean the first date on which the following shall have occurred: (i) Purchaser and Seller shall have executed this Agreement, and (ii) Escrow Agent shall have acknowledged receipt of this Agreement fully executed by Seller and Purchaser.
10.21.    Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 10.12 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement

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shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.
[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.
SELLER:

ASHFORD SEATTLE DOWNTOWN LP,
a Delaware limited partnership

By:	ASHFORD SAPPHIRE III GP LLC, a Delaware limited liability company, its general partner

By: /s/ DAVID BROOKS
Name: David Brooks
Title: Vice President
Date: May 20, 2016

PURCHASER:

WASHINGTON REAL ESTATE HOLDINGS, LLC, a Washington limited liability company

By: /s/ CHAD C. CHRISTENSEN
Chad C. Christensen
Executive Vice President

Date: May 20, 2016

ESCROW AGENT:

Chicago Title Insurance Company (Escrow Agent hereby acknowledges receipt of a fully executed Agreement from both Seller and Purchaser for purposes of Section 10.20 hereof.)

By: /s/ YOSI BENLEVI
Name: Yosi (Joe) Benlevi
Title: VP/Senior Underwriting Counsel
Date: May 20, 2016

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The Operating Lessee is joining this Agreement solely for the purpose set forth in Section 6.5.

OPERATING TENANT:

ASHFORD TRS SAPPHIRE III LLC,
a Delaware limited liability company

By: /s/ DERIC EUBANKS

                    Name: Deric Eubanks

                    Title: President

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Exhibits
A – Land
B – Intentionally Omitted
C – Form of Deed
D – Form of Bill of Sale
E – Form of Assignment and Assumption Agreement
F – Form of Assignment of Occupancy Agreements
G – Form of FIRPTA Certificate
Schedules
1 – Closing Cost Allocations

JOINDER
The undersigned joins in this Agreement solely to guaranty the Seller’s obligations for the payment of damages which may be payable pursuant to the terms of this Agreement, subject to the limitations and conditions on recovery set forth in Section 10.12 of this Agreement.
Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership

By:	Ashford Prime OP General Partner LLC, a Delaware limited liability company, its general partner
By: /s/ DAVID BROOKS
Name: David Brooks
Title: Vice President

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RECEIPT OF ESCROW AGENT
Chicago Title Insurance Company, as Escrow Agent, acknowledges receipt of the sum of One Million Dollars ($1,000,000) by wire transfer from Purchaser as described in Section 2.3 of the Agreement, said wire transfer to be held pursuant to the terms and provisions of the Agreement.
DATED this ___ day of ________________, 2016.
Chicago Title Insurance Company

By:
Name:
Title:
Date:

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EXHIBIT A
LAND

Exhibit A – Page 1
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EXHIBIT B
INTENTIONALLY OMITTED

Exhibit B – Intentionally Omitted
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EXHIBIT C
FORM OF DEED
FILED FOR RECORD AT REQUEST OF
AND WHEN RECORDED RETURN TO:

BARGAIN AND SALE DEED

Grantor:
Grantee:
Abbreviated Legal Description:
Complete legal description on Exhibit A
Assessor’s Tax Parcel No.:
Reference No. (If applicable):

The Grantor, ____________________________________, for good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, bargains, sells and conveys to ________________________________________, the following described real estate, situated in the County of _______________, State of Washington:
The real property described on Exhibit A attached hereto, subject to the permitted exceptions described on Exhibit B attached hereto, together with all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

[**add signature blocks, acknowledgment and exhibits**]

Exhibit C – Page 1
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Exhibit A to Bargain and Sale Deed
Legal Description

Exhibit C – Page 2
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Exhibit B to Bargain and Sale Deed
Permitted Exceptions

Exhibit C – Page 3
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EXHIBIT D
SPECIAL WARRANTY BILL OF SALE
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _____________________ (“Operating Lessee”), each hereby conveys to _______________________ (“Purchaser”) all of its respective right, title and interest in and to the following (collectively, the “Personal Property”):
(i)    all items of Tangible Personal Property (as defined in that certain Agreement of Purchase and Sale dated _______________, 2016 by and between Seller and Purchaser (the “Agreement”)), except any Tangible Personal Property leased by Seller or Operating Lessee;
(ii)    to the extent transferable, all of the Intangible Personal Property (as defined in the Agreement);
(iii)    all subsisting and assignable warranties and guaranties relating to the improvements located at the Property (as defined in the Agreement) or the Tangible Personal Property or any part thereof; and
(iv)    all petty cash funds used in connection with hotel guest operations at the Property, and the so-called “guest ledger” for the Hotel (as defined in the Agreement) located on the Property of guest accounts receivable payable to the Hotel as of the check-out time for the Hotel on the date hereof (based on guest and customers then using the Hotel) both (A) in occupancy from the preceding night through check out time on the date hereof, and (B) previously in occupancy prior to check out time on the date hereof.
IN WITNESS WHEREOF, Seller and Operating Lessee have executed this Bill of Sale effective as of ____________________, 2016.
SELLER:

By:
Name:
Title:

OPERATING LESSEE:

By:
Name:
Title:

Exhibit D – Page 1
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EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _______________ (“Operating Lessee”), hereby assign and delegate to _______________________ (“Assignee”) all of their respective right, title and interest in and to the following:
(i)    all Operating Agreements (as defined in that certain Agreement of Purchase and Sale dated __________________, 2016 by and between Seller and Purchaser (the “Agreement”) with respect to the Property (as defined in the Agreement);
(ii)    all Leased Property Agreements (as defined in the Agreement); and
(iii)    the Management Agreement (as defined in the Agreement).
Assignee hereby assumes and agrees to perform all of the obligations of Seller and Operating Lessee under the Operating Agreements, the Management Agreement and Leased Property Agreements (collectively the “Assigned Agreements”), to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
If any litigation between Seller (and/or Operating Lessee) and Assignee arises out of the obligations of the parties under this Assignment and Assumption Agreement or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures shall have the same valid and binding effect as original signatures.
IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment as of ___________________, 2016
SELLER:

By:
Name:
Title:

Exhibit E – Page 1
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OPERATING LESSEE:

By:
Name:
Title:
ASSIGNEE:

By:
Name:
Title:

Exhibit E – Page 2
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EXHIBIT F
FORM OF ASSIGNMENT OF OCCUPANCY AGREEMENTS
ASSIGNMENT OF OCCUPANCY AGREEMENTS
For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, _____________________________ (“Seller”) and _____________________ (“Operating Lessee”), each hereby assigns to _______________________ (“Assignee”) all of its or their respective right, title and interest in and to the Occupancy Agreements, as defined in that certain Agreement of Purchase and Sale dated _________________, 2016 by and between Seller and Purchaser (the “Agreement”). Assignee hereby assumes and agrees to perform all of the obligations of Seller and/or Operating Lessee under the Occupancy Agreements to the extent any such obligations accrue and are applicable to periods from and after the date hereof or which accrue prior to the date hereof for which Assignee received a credit on the closing statement of even date herewith between the parties (or pursuant to any post-closing adjustment thereof).
If any litigation between Seller, Operating Lessee and Assignee arises out of the obligations of the parties under this Assignment of Occupancy Agreements or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including, without limitation, reasonable attorneys’ fees.
This Assignment of Occupancy Agreements may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Telecopied signatures may be attached hereto and shall have the same valid and binding effect as original signatures.
IN WITNESS WHEREOF, Seller, Operating Lessee and Assignee have executed this Assignment of Occupancy Agreements as of ___________________, 2016.
SELLER:

By:
Name:
Title:

Exhibit F – Page 1
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OPERATING LESSEE:

By:
Name:
Title:
ASSIGNEE:

By:
Name:
Title:

Exhibit F – Page 2
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EXHIBIT G
FORM OF FIRPTA CERTIFICATE
CERTIFICATE OF NON-FOREIGN STATUS

TO:	____________________________________________

FROM:	____________________________________________ (“Seller”)
Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certifies the following on behalf of Seller:
(a)    Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
(b)    Seller’s U.S. employer identification number is ______________________; and
(c)    Seller’s office address is: c/o Ashford Hospitality Prime, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.
Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury, I declare that I have examined this certification, and it is true, correct, and complete; and I further declare that I have authority to sign this document on behalf of Seller.
SELLER:
______________________________

By:
Name:
Title:

Date of Execution: _____________________, 2016

Exhibit G – Page 1
8665334v.12

SCHEDULE 1

CLOSING COST ALLOCATIONS

Deed Recording Fee	P
Sales Tax	P
Survey	P
Title Insurance (Basic)	S
Endorsements, Extended Coverage or Deletions to Title Policy	P
Mortgagee Policy	P
Deed Transfer/Excise Tax	S
Mortgage Tax	P
Escrow Fees	P/S
Title Company Closing Services Fees	P/S

LEGEND:

P = To be paid by Purchaser
S = To be paid by Seller
P/S = To be paid equally by Seller and Purchaser
N/A = Not applicable

Schedule 1 – Page 1
8665334v.12